Exhibit 99(4)(k)

Rider

Guaranteed Principal Protection

for the

Guaranteed Lifetime Withdrawal Benefit Rider

This Rider is part of your Contract. It is subject to the Contract terms. If the terms of this Rider and the Contract differ, this Rider controls.

Effective Date

The Rider Date is the date that this Rider takes effect. If this Rider is issued at the same time as your Contract, the Rider Date is the Contract Date shown in the Contract Specifications Page. If this Rider is issued after the Contract, it takes effect on the Contract anniversary date.

Rider Term

This Rider has an [8] year term. If this Rider is issued at the same time as your Contract, the Guaranteed Principal Protection Expiration Date is set forth on page 4 of the Contract. If it is issued after the Contract, the Guaranteed Principal Protection Expiration Date is set forth on the corresponding amendment to the Contract.

Guaranteed Principal Amount

At the end of this Rider’s [8] year term, if your Eligible Contract Value is less than your Guaranteed Principal Amount and you exercise your right to elect the Guaranteed Principal Protection option in accordance with the terms of the Guaranteed Principal Protection Election provision below, then we will increase the value of your Contract by the difference between the Guaranteed Principal Amount and the Eligible Contract Value, as long as this Rider has remained in force through the end of the term.

If this Rider is issued at the same time as your Contract:

Guaranteed Principal Amount is equal to (A) plus (B) minus (C), where:

A =	100 percent of your net Purchase Payment (excluding extra credits, if any) made on the Contract Date;

B =	100 percent of any additional net Purchase Payments (excluding extra credits, if any) made on or before the six month anniversary of the Contract Date; and

C =

a pro rata adjustment for any withdrawals made while this Rider is in force. The pro rata adjustment is the amount of the withdrawal times a fraction equal to (a) over (b) where: (a) equals the Guaranteed Principal Amount immediately prior to the withdrawal and (b) equals the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.

Eligible Contract Value is equal to:

i.	100 percent of your net Purchase Payment made on the Contract Date;

ii.	plus 100 percent of any additional net Purchase Payments made on or before the six month anniversary of the Contract Date

iii.	plus any gains, or less any losses, attributable to (i) and (ii) above;

iv.	less the dollar amount of any withdrawals; and

v.	less rider and contract charges attributable to (i) and (ii) above.

FORM NS-12-GPP-GLW-1	National Security Life and Annuity Company	PAGE 1 OF 4

If this Rider is issued after your Contract:

Guaranteed Principal Amount is equal to (A) minus (B), where:

A =	100 percent of your entire Contract Value on the Rider Date; and

B =

a pro rata adjustment for any withdrawals made while this Rider is in force. The pro rata adjustment is the amount of the withdrawal times a fraction equal to (a) over (b) where: (a) equals the Guaranteed Principal Amount immediately prior to the withdrawal and (b) equals the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.

Eligible Contract Value is equal to:

i.	100 percent of your entire Contract Value on the Rider date;

ii.	plus any gains, or less any losses, attributable to (i) above;

iii.	less the dollar amount of any withdrawals; and

iv.	less rider and contract charges attributable to (i) above.

For purposes of calculating any benefit under this Rider, withdrawals will be taken on a “first-in-first-out” basis as set forth in your Contract. That is, any withdrawal will be taken first from any remaining portion of the total Contract Value resulting from the earliest Purchase Payment. Once the value resulting from any Purchase Payment has been reduced to zero, remaining amounts withdrawn will reduce the value resulting from the earliest of the remaining Purchase Payments. This process shall continue until the withdrawal is completed.

Any benefit amount credited by this Rider will be allocated to the investment portfolios as instructed by you for rebalancing.

If the GLWB Rider is extended under the Extended Annuitization provision of the GLWB Rider, this Rider will also be extended to complete the Rider’s [8] year term where applicable.

Additional Purchase Payments

If this Rider is issued at the same time as your Contract:

Additional Purchase Payments made on or before the six month anniversary of the Contract Date will be included in the Guaranteed Principal Amount and in the calculation of the Eligible Contract Value. Any Purchase Payments made after the Contract has been in force for six months are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value. Such Purchase Payments also do not affect the amount of the Rider charge, and must be allocated to available investment portfolios as set forth in the Available Investment Portfolios provision.

If this Rider is issued after your Contract:

Additional Purchase Payments made after the Rider Date are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value. Such Purchase Payments also do not affect the amount of the rider charge, and must be allocated to available investment portfolios as set forth in the Available Investment Portfolios provision.

FORM NS-12-GPP-GLW-1	National Security Life and Annuity Company	PAGE 2 OF 4

Available Investment Portfolios

While this Rider is in force, all Purchase Payments must be allocated in accordance with the Available Investment Options provision of the GLWB Rider.

Spousal Continuation

If your surviving spouse becomes the Owner and Annuitant of the Contract upon your death while this Rider is in force, there will be no effect on the Guaranteed Principal Amount, the duration of the [8]-year term, or any rider benefit. However, if there is a death benefit adjustment in the Contract, the Eligible Contract Value will be increased by the pro rata portion of the death benefit adjustment attributable to the Eligible Contract Value. The pro rata adjustment is the amount of the death benefit adjustment multiplied by a fraction equal to (a) over (b) where (a): is the Eligible Contract Value on the date of the Annuitant’s death and (b) is the total Contract Value on the date of the Annuitant’s death. In other words, a death benefit adjustment, assuming a Spousal Continuation of the Contract and this Rider, increases the Eligible Contract Value by the same percentage by which the death benefit adjustment increases the total Contract Value.

Guaranteed Principal Protection Election

In order to receive the benefits of this Rider, you must provide us Notice of your election to exercise your rights under this Rider on, or within [15] days of, the [eighth] Anniversary of the Rider Date. If you elect to receive the benefits under this Rider, the GLWB Rider will automatically terminate, and we will no longer provide any benefits under, or charge for, the GLWB Rider. In addition, if you have a Premium Protection Rider, a Premium Protection Plus Rider, or a Deferral Credit Rider, those riders will also automatically terminate upon your election of the benefits under this Rider, and we will no longer provide any benefits under, or charge for, whichever of those riders you have. Your election of the benefits under this Rider is effective when we receive Notice from you of your election in our Home Office. The benefits provided under this Rider are calculated as of the Valuation Period which includes the [eighth] Anniversary of the Rider Date. Any gains or losses in your investment portfolios after the [eighth] Anniversary of the Rider Date will not affect the calculation of the benefits under this Rider, but they will affect your Contract Value.

Charge for Rider

On each contract anniversary that this Rider is in force, we will deduct from your Contract Value a rider charge equal to the product of the Rider Charge Rate and the Rider Principal Base. (The Rider Principal Base is an average of the Guaranteed Principal Amount at the beginning and end of the Contract Year.) However, if this Rider is issued at the same time as your Contract, for the first Rider anniversary the beginning Guaranteed Principal Amount will be the sum of (a) plus (b) where: (a) is your Purchase Payment made on the Contract Date; and (b) is any additional Purchase Payments made on or before the six month anniversary of the Contract Date.

The Rider Charge Rate is: (a) the applicable rate shown on the Contract Specifications Page, if this Rider was issued at the same time as the Contract; or (b) the rate shown on the corresponding amendment to your Contract, if this Rider was issued after the Contract. The rider charge will be deducted from all available investment portfolios on a pro rata basis in proportion to their percentage of the total Contract Value. Charges will not be pro rated against amounts allocated to the Dollar Cost Averaging Account, while in the Dollar Cost Averaging Account.

If this Rider terminates for any reason, we reserve the right to prorate the annual charge for this Rider. If charges are assessed for a portion of the Contract Year, the Rider Principal Base will be the average of the Guaranteed Principal Amount at the beginning of the Contract Year and the Guaranteed Principal Amount at the time the charge is assessed.

FORM NS-12-GPP-GLW-1	National Security Life and Annuity Company	PAGE 3 OF 4

Addition of Rider

This Rider may only be added at the time that the GLWB Rider is added.

Termination of Rider

This Rider will terminate when the GLWB Rider terminates.

Also, this Rider will terminate on the expiration of its [8] year term if it is not elected on, and up to [15] days after, the [eighth] Anniversary of the Rider Date or on the GLWB Rider entering the Lifetime Annuity Period.

If: (1) the surviving spouse is the sole beneficiary of the Contract; (2) we received proof of death but did not receive Notice of Spousal Continuation at the same time; and (3) the only reason for the termination of this Rider is the death of the Annuitant, we will reinstate the Rider if we receive Notice of a permitted Spousal Continuation on or before [28] days after the date when we received the proof of death.

Except as noted above if this Rider is terminated, it cannot be reinstated, the Guaranteed Principal Amount will be zero, and any benefit under this Rider will be discontinued.

NATIONAL SECURITY LIFE AND ANNUITY COMPANY

FORM NS-12-GPP-GLW-1	National Security Life and Annuity Company	PAGE 4 OF 4